PRESS RELEASE

Vicki Marion Joins Plantronics to Lead the Audio Entertainment Group

FOR INFORMATION, CONTACT: Dan Race Plantronics, Inc. (831) 458-7005 dan.race@plantronics.com	FOR IMMEDIATE RELEASE October 8, 2007

SANTA CRUZ, CA– October 8, 2007 – Plantronics (NYSE:PLT) today announced that Vicki Marion has joined the company as president of the Audio Entertainment Group.  In that role, she will be responsible for driving sales and profitable growth for the Altec Lansing brand of products.

Ms. Marion brings to Plantronics extensive management experience across a range of industries including telecommunications and consumer electronics.  She has held CEO positions twice previously, most notably at Jabra Corporation.  Ms. Marion was president and CEO of Jabra Corporation from 1996-2001, where she led the company through a dramatic turnaround resulting in its period of strongest growth and greatest profitability.  During her tenure, Ms. Marion oversaw development of products for the US cellular marketplace, obtained product placement in retail and carrier stores, and established and scaled offshore manufacturing from 15,000 units per month to more than 1 million per month.  Under Ms. Marion’s leadership, the company’s annual revenues grew from $200,000 to $42 million in four years.

“Vicki’s deep understanding of the consumer electronics industry and strong senior management experience fit well with the needs of our Audio Entertainment Group,” said Ken Kannappan, president and CEO, Plantronics, Inc.  “Throughout her career, she has proven her talent at building strong foundations that enable rapid growth.  That skill set will be invaluable as we grow our presence within the ever-evolving audio entertainment market.”

Also in her career, Ms. Marion served as president and CEO of Viadux, Inc., a developer of broadband access equipment, where she repositioned the company to focus on new growth opportunities in emerging cable and wireless enterprise markets.  While at Viadux, Ms. Marion also oversaw the company’s equipment redesign to meet new customer and application requirements, and developed strategic partnerships with Motorola and Scientific Atlanta.  Ms. Marion also held senior management positions at IRT Corporation, a publicly held manufacturer of automated x-ray equipment, during the period of its financial turnaround.  Most recently, Ms. Marion was an angel investor, director and advisor for Rivet International, a developer of carrying solutions and headsets for mobile phones, music players and other digital devices.

Ms. Marion holds a BA in Economics from Stanford University.

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation® is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, and Volume Logic are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

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PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
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